Exhibit 10(a)(vii)
H.J. HEINZ HOLDING CORPORATION
2013 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Unless defined in this award agreement (together with all exhibits and appendices attached thereto, this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the H.J. Heinz Holding Corporation 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Subject to your acceptance of this Award Agreement and subject to the approval of the Plan by the Company’s Board of Directors, you are hereby being granted a Non-Qualified Stock Option (the “Option”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of Shares Underlying Options:	Shares
Current Grant Value:         (subject to             Award Agreement terms)
Exercise Price per Share:        $10.00 per Share
Grant Date:        October 16, 2013
Expiration Date:        July 1, 2023

Vesting Date:	July 1, 2018, subject to the terms of the Award Agreement)
By execution of this Award Agreement, you agree that this Option is granted under and governed by the terms and conditions of this Award Agreement (including, without limitation, the terms and conditions set forth on Exhibit A, the Restrictive Covenants Agreement attached as Exhibit B and the terms and conditions set forth on Appendix I) and the Plan. You will receive notification upon approval of the Plan by the Company’s Board of Directors and a written acceptance of this Award Agreement from the Company.

PARTICIPANT,	H.J. HEINZ HOLDING CORPORATION
By:
Date:	Title:
Date:

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EXHIBIT A
TERMS AND CONDITIONS OF THE
OPTION AWARD AGREEMENT
Vesting
This Option will vest and become exercisable on the “Vesting Date” set forth in this Award Agreement. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the section below entitled “Termination”).
Exercisability
Subject to the section below entitled “Termination,” this Option may be exercised only while you are employed by the Company or any of its Subsidiaries or Affiliates. Prior to the exercise of this Option, you will not have any rights of a shareholder with respect to this Option or the Shares subject thereto.
This Option will be exercisable pursuant to procedures approved by the Committee and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement and the Plan (including entering into a joinder agreement to the Shareholders’ Agreement with respect to the Shares to be purchased upon such exercise), (ii) the exercise of this Option and the delivery of such Shares complies with applicable law and (iii) full payment (or satisfactory provision therefor) of the aggregate exercise price of the Option and any Tax-Related Items (as defined below) have been received by the Company. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the exercise of this Option.
Termination
Effect of a Termination of Service on Vesting and Exercisability

Other than as set forth below, upon a termination of your Service for any reason prior to the Vesting Date, you will forfeit this Option without any consideration due to you.
If the Company terminates your Service prior to the Vesting Date Without Cause (as defined below) or your Service terminates by reason of your death, Retirement or Disability (as defined below), your Option shall be vested in the number of Shares as if 20% of the Shares subject to the Option vested on each annual anniversary of July 1, 2013, and you (or, if applicable, such other person who is entitled to exercise this Option) may exercise such portion of the Option that has vested based on the completed numbers of full years from the Vesting Date as set forth in the table below.
To the extent this Option is or becomes exercisable on the date of termination of your Service, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this

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Option will terminate; provided that in no event may you exercise this Option after the Expiration Date.

Type of Termination	Option Exercise Period
➢ Without Cause	90 day period beginning on the date of termination
➢ Resignation	90 day period beginning on the date of termination
➢ Retirement	One year period beginning on the date of termination
➢ Disability	One year period beginning on the date of termination
➢ Death	One year period beginning on the date of termination
➢ For Cause	None, the Option expires immediately

Applicable Definitions

For purposes of this Award Agreement, the following terms shall have the following meanings:
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Subsidiaries or Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
“Retirement” means a termination of Service by you on or after the later of (i) your 65th birthday and (ii) your completion of five years of Service with the Company, its Subsidiaries or its Affiliates.
“Without Cause” means (i) a termination of your Service by the Company or its Subsidiaries or Affiliates other than for Cause (as defined in the Plan) and other than due to your death, Disability or Retirement or (ii) (A) if you are a party to an Employment Agreement, (B) such Employment Agreement is in effect upon the date of your termination of Service and (C) such Employment Agreement defines “Good Reason”, then “Without Cause” shall also include resignation of your Service for “Good Reason” in accordance with such Employment Agreement.
Special Termination Provisions

In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Option and the terms of any Employment Agreement, the terms of this Award Agreement will govern.

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If you are terminated Without Cause or due to your resignation and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause for purposes of this Award Agreement and the Plan, effective as of the date the events giving rise to Cause occurred and any consequences following from a termination for Cause shall be retroactively applied (including your obligation to repay gains that would not have been realized had your Service been terminated for Cause).
Effect of a Company Sale
Upon a Company Sale, unless Options are continued (in accordance with Section 18(a)(i) of the Plan) or assumed or substituted (in accordance with Section 18(a)(ii) of the Plan), then this Option shall vest in full and shall be settled in accordance with Section 18(a)(iv) of the Plan. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Company Sale on this Option and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
Restrictive Covenants
Your Service will provide you with specialized training and unique knowledge and access to confidential information and key business relationships, which, if used in competition with the Company, its Subsidiaries and/or its Affiliates, would cause harm to such entities. As such, in partial consideration of the Option granted under this Award Agreement, you agree to comply with the Company’s Restrictive Covenants Agreement, attached (and incorporated into this Award Agreement) as Exhibit B. The restrictions and obligations contained in the Restrictive Covenants Agreement are in addition to any restrictions imposed by, or obligations you may have to, the Company, its Subsidiaries or Affiliates under any Employment Agreement or otherwise.

Taxes
Regardless of any action the Company takes with respect to any or all income tax, social security or insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.
Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Committee to satisfy all Tax-Related Items. In this regard, you authorize the withholding of all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or its Subsidiaries or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (A) sell or arrange for the sale of Shares that you acquire to meet the obligation for Tax-Related Items, and/or (B) withhold the amount of Shares necessary to satisfy the minimum

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withholding amount. Finally, you will pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company or its Subsidiaries may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
No Guarantee of Continued Service.
You acknowledge and agree that the vesting of this Option on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service to, the Company, its Subsidiaries or any Affiliate. Further, the Company, its Subsidiaries or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company, its Subsidiaries or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Company’s Right of Offset
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company, its Subsidiaries or any of its Affiliates, then the Company, its Subsidiaries or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Acknowledgment of Nature of Award
In accepting this Option, you understand, acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(b)    the Option award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future Option awards, or benefits in lieu of Options even if Options have been awarded in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries or Affiliates;
(f)    this Option, any Shares acquired under the Plan, and the income and value of same are not part of normal or expected compensation or salary for purposes of calculating any severance,

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resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)    the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(h)    if the underlying Shares do not increase in value, this Option will have no value;
(i)    if you receive Shares, the value of such Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price per Share;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates, waive your ability, if any, to bring any such claim, and release the Company, and its Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(k)    this Option is subject to the terms of the Plan (including, without limitation, certain provisions regarding Adjustments, Repurchases and Transfers) and any Shares received in furtherance of this Option will be subject to the terms of the Shareholder’s Agreement.
Securities Laws
By accepting this Option, you acknowledge that U.S. federal, state or foreign securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Option. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Company, its Subsidiaries and its Affiliates or any third party administrator as designated by the Committee in its sole and absolute discretion for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, its Subsidiaries and its Affiliates and/or any other third party administrator as designated by the Committee in its sole and absolute discretion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Option or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering

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and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that if you reside outside the United states, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of this Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or Service will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other Awards or administer or maintain such Awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Limits on Transferability; Beneficiaries
This Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, and this Option shall be exercised during your lifetime only by you or your guardian or legal representative, except that this Option may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee, and may be exercised by such Transferees in accordance with the terms of this Award Agreement. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Option shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Option and any Shares purchased upon exercise of this Option that are or would have been applicable to you.
Section 409A
It is intended that the Option awarded pursuant to this Award Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price per

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Share may never be less than the Fair Market Value of a Share on the Grant Date and the number of Shares subject to the Option is fixed on the original Grant Date, (ii) the Transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treasury Regulation 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Award Agreement shall be interpreted in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Award Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent by you) amend this Award Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Award Agreement to increase the Exercise Price per Share to such amount as may be required in order for the Option to be exempt from Section 409A).
Notwithstanding the foregoing, the Company, its Subsidiaries and Affiliates do not make any representation to you that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company, its Subsidiaries and Affiliates shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Modification
The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company, its Subsidiaries and/or Affiliates and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan.
Governing Law; Jurisdiction; Waiver of Jury Trial
This Award Agreement (together with all exhibits and appendices attached thereto) is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws, and any disputes shall be settled in accordance with Section 23 of the Plan.
To the extent not prohibited by applicable law, each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement (together with all exhibits and appendices attached thereto) or the Plan.
Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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Agreement Severable
In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Acknowledgements
By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Option subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Appendix I
Notwithstanding any provision in this Award Agreement, if you work or reside outside the U.S., this Option grant shall be subject to the general non-U.S. terms and conditions and the special terms and conditions for your country set forth in Appendix I. Moreover, if you relocate from the U.S. to one of the countries included in Appendix I or you move between countries included in Appendix I, the general non-U.S. terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix I constitutes part of this Award Agreement.

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT
I understand that I am or will be an employee to or other service-provider of H.J. Heinz Holding Corporation and/or its Subsidiaries and/or its Affiliates (collectively the “Company”), and will learn and have access to the Company’s confidential, trade secret and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides and markets are unique. Further, I know that my promises in this Restrictive Covenants Agreement (the “Agreement”) are an important way for the Company to protect its proprietary interests and that H.J. Heinz Holding Corporation would not have granted me a stock option or other equity grant unless I made such promises.
In addition to other good and valuable consideration, I am expressly being given a stock option or other equity grant in exchange for my agreeing to the terms of this Agreement. In consideration of the foregoing, I (the “Executive”) agree as follows:

1.
NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Executive’s Service, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors of the Company. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s Service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s Service. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

2.
NON-COMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of Executive’s employment by or service to a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company has substantial relationships with its customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company, and (vi) Executive has generated and will continue to generate goodwill for the Company in the course of Executive’s Service. Accordingly, during Executive’s Service and for eighteen (18) months following a termination of Executive’s Service for any reason (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation.

3.
NON-SOLICITATION. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

4.
NON-INTERFERENCE. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its vendors, suppliers or customers. An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter.

5.
NON-DISPARAGEMENT. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products or services. The foregoing shall not be violated by truthful statements made in (a) response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (b) the good faith performance of Executive’s duties to the Company.

6.	INVENTIONS.

a.
Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product (“Inventions”), whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during Executive’s Service, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Service, or upon the Company’s request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Executive’s Service, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s Service, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.

b.
In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

7.
RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of Service with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

8.
REASONABLENESS OF COVENANTS. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed by it. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that Executive will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if either the Company prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Agreement. It is also agreed that the “Company” as used in this Agreement refers to each of the Company’s Subsidiaries and Affiliates and that each of the Company’s s Subsidiaries and Affiliates will have the right to enforce all of Executive’s obligations to that Subsidiary or Affiliate under this Agreement, as applicable, subject to any limitation or restriction on the such rights of the Subsidiary or Affiliate under applicable law.

9.
REFORMATION. If it is determined by a court of competent jurisdiction in any state or country that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state or country.

10.
REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

11.
REPURCHASE. Executive acknowledges and agrees that a breach of this Agreement would constitute a “Covenant Breach” as such term is used in the Plan and therefore, in the event of a Covenant Breach, Executive’s Option and the Award Stock issued therefor (as such terms are defined in the Plan) shall be subject to repurchase by H.J. Heinz Holding Corporation in accordance with the terms of the Plan.

12.
TOLLING. In the event of any violation of the provisions of this Agreement, Executive acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13.
SURVIVAL OF PROVISIONS. The obligations contained in this Agreement hereof shall survive the termination or expiration of the Executive’s Service with the Company and shall be fully enforceable thereafter.

APPENDIX I
ADDITIONAL TERMS AND CONDITIONS OF THE
H.J. HEINZ HOLDING CORPORATION
2013 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS
TERMS AND CONDITIONS
This Appendix I includes additional terms and conditions that govern this Option granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Agreement. Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan and/or the Award Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment to another country after this Option is granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
NOTIFICATIONS
This Appendix I also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of August 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix I as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in or exercise this Option or sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after this Option is granted or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

GENERAL NON-U.S. TERMS AND CONDITIONS
TERMS AND CONDITIONS
The following terms and conditions apply to you if you are located outside of the U.S.
Entire Agreement.
The following provisions supplement the entire Award Agreement, generally:
If you are located outside the U.S., in no event will any aspect of this Option be determined in accordance with your Employment Agreement (or other Service contract). The terms and conditions of this Option will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Appendix I, which supersede and replace any prior agreement, either written or verbal (including your Employment Agreement, if applicable) in relation to this Option.
Termination.
The following provisions supplement the Termination section of the Award Agreement:
For purposes of the Option, your employment or Service relationship will be considered terminated as of the date you are no longer actively providing Services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such termination of your employment or Service relationship will commence as of such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of this Option (including whether you may still be considered to be providing Service while on a leave of absence).
Notwithstanding the provisions governing the treatment of this Option upon termination due to Retirement set forth in the Termination section of the Award Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in a particular jurisdiction that would likely result in the treatment in case of a termination due to Retirement as set forth in the Award Agreement being deemed unlawful and/or discriminatory, then the Company will not apply the provisions for termination due to Retirement at the time you cease to provide Services and this Option will be treated as it would under the rules that apply if your Service ends for resignation.
Termination for Cause.
The implications upon a termination for Cause as set forth in the Award Agreement and Plan shall only be enforced, to the extent deemed permissible under applicable local law, as determined in the sole discretion of the Committee.
Taxes.
The following provisions supplement the Taxes section of the Award Agreement:
You acknowledge that your liability for Tax-Related Items may exceed the amount withheld by the Company, its Subsidiaries and/or its Affiliates (as applicable).
If you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company, its Subsidiaries and Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Limits on Transferability; Beneficiaries.
The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:
If you are located outside the U.S., this Option may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Option be Transferred to another individual during your lifetime.
Acknowledgement of Nature of Award.
The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:
You acknowledge the following with respect to this Option:
(a)    This Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(b)    In no event should this Option or any Shares acquired under the Plan be considered as compensation for, or relating in any way to, past services for the Company, its Subsidiaries or any Affiliate.
(c)    The Option, any Shares acquired under the Plan and the income and value of same are not part of normal or expected compensation or salary for any purpose.
(d)    Neither the Company, its Subsidiaries nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
No Advice Regarding Award.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Imposition of Other Requirements.
The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver.
You acknowledge that a waiver by the Company or breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of the Award Agreement.

COUNTRY-SPECIFIC TERMS AND CONDITIONS/NOTIFICATIONS
AUSTRALIA
TERMS AND CONDITIONS
Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:
If the Option vests and becomes exercisable when the Fair Market Value per Share is equal to or less than the Exercise Price per Share for the Option, you will not be permitted to exercise the Option until such date that is the earlier of (i) the first U.S. business day following the first period of 30 consecutive days on which the Fair Market Value per Share has exceeded the Exercise Price per Share for the Option, or (ii) the first U.S. business day of any exercise period set forth in a notice provided by the Committee in the event of a Company Sale on which the Fair Market Value per Share exceeds the Exercise Price per Share for the Option.
Finally, notwithstanding the Expiration Date, the Option shall automatically expire in the event that the Option has not become exercisable pursuant to the preceding paragraphs within six years and 11 months following the Grant Date.
NOTIFICATIONS
Securities Law Information.
If you acquire Shares under the Plan and offer such Shares of for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You are advised to obtain legal advice regarding your disclosure obligations prior to making any such offer.

BRAZIL
TERMS AND CONDITIONS
Compliance with Law.
By accepting this Option you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes legally due by you associated with the exercise of this Option, the receipt of any dividends, and the sale of Shares acquired under the Plan. You further agree that, for all legal purposes, (a) the benefits provided to you under the Plan are the result of commercial transactions unrelated to your employment or Service relationship; (b) the Plan is not a part of the terms and conditions of your employment or Service relationship; and (c) the income from the Award, if any, is not part of your remuneration from employment or Service.
NOTIFICATIONS
Exchange Control Information.
If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares.
CANADA
TERMS AND CONDITIONS
Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:
Notwithstanding any provision in the Plan or the Award Agreement to the contrary, you are prohibited from surrendering Shares that you already own or attesting to the ownership of Shares to pay the Exercise Price per Share or any Tax-Related Items in connection with this Option.
Termination.
The following provision replaces the first paragraph of the Termination section of the General Non-U.S. Terms and Conditions section of this Appendix I:
In the event of your termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Employment Agreement, if any), unless provided otherwise by the Company: (i) your right to vest in this Option (if any) will terminate effective, and (ii) the period (if any) during which you may exercise the vested Option will commence, as of the earlier of (1) the date the you receive notice of termination, or (2) the date you are no longer actively providing Service, regardless of any notice period or period of pay in lieu of such notice required under applicable Canadian employment laws (including, but not limited to statutory law, regulatory law and/or common law).
The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of this Option (including whether you may still be considered to be providing Service while on a leave of absence).
The following terms and conditions apply if you are a resident of Quebec:
Data Privacy.
This provision supplements the Data Privacy section of the Award Agreement:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Subsidiary or Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any Subsidiary or Affiliate to record such information and to keep such information in your employee file.
Language Consent.
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif à la langue.
Les parties reconnaissent avoir expressément exigé la rédaction en anglais de la Convention d’Attribution, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
NOTIFICATIONS
Securities Law Information.
You will not be permitted to sell or otherwise dispose of the Shares acquired upon exercise of the Option within Canada. You will be permitted to sell or dispose of any Shares acquired under the Plan, provided that the resale of such Shares takes place outside of Canada. You may sell the Shares to the Company, provided the Company is located outside of Canada. Should the Shares be publicly traded, quoted or listed on a recognized exchange or national securities market and are no longer subject to a market stand-off, you may sell or dispose of the Shares through facilities in that exchange or market, provided it is outside of Canada.

Foreign Assets Reporting Information.
You are required to report any foreign property (including Shares and Options) on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year.
CHINA
TERMS AND CONDITIONS
The following provisions apply if you are a citizen of the People’s Republic of China (“China”) and reside in mainland China, as determined by the Company in its sole discretion:
Vesting and Exercisability.
The following provisions replace the Vesting Date, Vesting, Exercisability, and Termination sections of the Award Agreement:
Notwithstanding anything to the contrary in the Award Agreement, due to legal restrictions in China, your Option will not vest and become exercisable until an Initial Public Offering for the Shares has occurred and the Company has obtained necessary exchange control approvals to operate the Plan in China. Further, if and when this Option vests and becomes exercisable, you will be required to pay the Exercise Price per Share by a cashless exercise through a licensed securities broker acceptable to the Company, such that all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price per Share, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. The Company reserves the right to lift the exercise restrictions herein depending on the development of local law.
Expiration Date.
Notwithstanding anything to the contrary in the Award Agreement, in the event of your termination of Service, you shall be permitted to exercise this Option to the extent vested and exercisable for the shorter of the post-termination Option Exercise Period (if any) set forth in the Award Agreement and six months (or such other period as may be required by the State Administration of Foreign Exchange (“SAFE”)) after the date of termination of your active Service. At the end of the post-termination Option Exercise Period specified by SAFE, any unexercised portion of this Option will be forfeited without any consideration to you.

Exchange Control Restriction.
You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate to China the cash proceeds from the cashless exercise of this Option. You further understand that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Company or any Subsidiary or Affiliate of the Company and you hereby consent and agree that the proceeds from the cashless exercise of this Option may be transferred to such special account prior to being delivered to you. Further, if the proceeds from your participation in the Plan are converted to local currency, you acknowledge that the Company (including its Subsidiaries and Affiliates) is under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to such special exchange control account and the date of conversion of the proceeds to local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

TERMS AND CONDITIONS
Language Consent.
By accepting the Option, you confirm having read and understood the documents relating to the grant of the Option (the Plan and the Award Agreement), which were provided in the English language, and you accept the terms of such documents accordingly.
Consentement relatif à la langue.
En acceptant l'Option, vous confirmez ainsi avoir lu et compris les documents relatifs à l'attribution de l'Option (le Plan et le Contrat d’Attribution) qui vous ont été communiqués en langue anglaise, et vous en acceptez les termes et conditions en connaissance de cause.

NOTIFICATIONS

Exchange Control Information.
If you are a French resident and you hold securities (including Shares) or cash outside of France, you must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) on an annual basis on a special form n°3916, together with your income tax return. If you fail to complete this reporting, you may be subject to penalties.

INDIA

TERMS AND CONDITIONS

Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:
Due to legal restrictions in India, should the Shares are listed on a recognized national securities exchange at the time of exercise, you may not exercise this Option using a cashless sell-to-cover exercise, whereby you direct a broker or transfer agent to sell some (but not all) of the Shares subject to the exercised Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price per Share and any Tax-Related Items. However, payment of the Exercise Price per Share may be made by any of the other methods of payment acceptable to the Company. The Company reserves the right to provide you with this method of payment depending on the development of local law.

NOTIFICATIONS

Exchange Control Information.
You are required to repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within a reasonable amount of time (i.e., within 90 days after receipt). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or your employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

Foreign Assets Reporting Information.
If you are an Indian resident, you are required to report all bank accounts or investments (including the Option and any Shares) that you hold outside of India. You are advised to consult with a personal tax advisor to ensure that you are properly complying with applicable reporting requirements.

INDONESIA

NOTIFICATIONS

Exchange Control Information.
If you are an Indonesian resident, you are required to provide the Indonesian central bank, Bank Indonesia, with information on any foreign exchange activities you undertake, such as the remittance of funds out of Indonesia for the purchase of Shares. The Indonesian bank that assists you with the foreign exchange transaction will generally assist you in complying with these reporting requirements.

ITALY
TERMS AND CONDITIONS
Exercisability.
The following provision supplements the Exercisability section of the Award Agreement:

The Company reserves the right to restrict the methods and timing of the exercise of the Option at any time to comply with the applicable securities law restrictions in Italy. You may be required to consult with a financial intermediary prior to the exercise of the Option and to exercise the option solely by a “cashless” means as the Company so requires.

Data Privacy.
This provision replaces the Data Privacy section of the Award Agreement in its entirety:

You understand that the Company and its Subsidiaries or Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of any Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (“Data”) for the purpose of implementing, administering and managing your participation in the Plan. You are aware that providing the Company with your Data is necessary for the performance of the Award Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
The Controller of personal Data processing is H.J. Heinz Holding Corporation, One PPG Place, Pittsburgh, Pennsylvania 15222, U.S.A. Heinz Italia S.p.A., is the Company’s Representative for privacy purposes pursuant to Legislative Decree no. 196/2003. You understand that the Data may be transferred to the Company or its Subsidiaries or Affiliates, or to any third party assisting with the implementation, administration and management of the Plan, including any transfer required to the broker or any other third party with whom the Shares or cash from the sale of Shares acquired under the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union, and a recipient’s country (e.g., the United States) may have different data privacy laws and protections from Italy. The processing activity, including the transfer of your Data abroad, outside of the European Union, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to D.lgs. 196/2003.
You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.
Plan Document Acknowledgment.
By accepting the Option, you acknowledge that you have received a copy of the Plan and the Award Agreement, have reviewed each of these documents in their entirety and fully understand and accept all terms of such documents. In this regard, you acknowledge having read and specifically approve the following sections of the Award Agreement and this Appendix I, as applicable: (i) Vesting; (ii) Exercisability; (iii) Termination; (iv) Taxes; (v) No Guarantee of Continued Service; (vi) Acknowledgment of Nature of Award; (vii) Governing Law; Jurisdiction; Waiver of Jury Trial; and (vii) the terms and conditions set forth immediately above in this section of Appendix I for Italy.

NOTIFICATIONS
Exchange Control Information.
You are required to report in your annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (ii) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy.  You are exempt from the formalities in (i) if the transfers are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

Foreign Assets Reporting Information.
The value of any Shares (and certain other foreign assets) you hold outside Italy will be subject to a foreign financial assets tax, to the extent the aggregate value of the covered foreign assets exceeds €12,000. The taxable amount is equal to the Fair Market Value of the Shares on December 31 or on the last day the Shares were held (in such case, or when the Shares are acquired during the course of the year, the tax is levied in proportion to the number of days the Shares were held over the calendar year). If you are subject to this foreign financial assets tax, you will need to report the value of your financial assets held abroad in Form RM of your annual tax return. You should contact your personal tax advisor for additional information about the foreign financial assets tax.

MEXICO
TERMS AND CONDITIONS
No Entitlement or Claims for Compensation.
These provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement including this Appendix I:
Modification.
By accepting this Option, you understand and agree that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

Policy Statement.
The Award of Options the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One PPG Place, Pittsburgh, Pennsylvania 15222, U.S.A. is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is Delimex de Mexico, S.A. de C.V., located at Monte Pelvoux #220, Piso 6, Col. Lomas de Chapultepec, Delegacion Miquel Hidalgo C.P. 11000 Mexico, nor does it establish any rights between you and the Company, its Subsidiaries or its Affiliates.
Plan Document Acknowledgment.
By accepting this Option, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.

In addition, by accepting the Award Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Award Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliates are not responsible for any decrease in the value of the Shares underlying this Option.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Company and any Subsidiary or Affiliate with respect to any claim that may arise under the Plan.
TÉRMINOS Y CONDICIONES
No existirá derecho o demanda por daños y perjuicios.
Estas disposiciones son complementarias de la sección de Reconocimiento de la Naturaleza del Contrato, incluyendo el presente Apéndice I:
Modificación.
Al aceptar esta Opción, usted entiende y acuerda que cualquier modificación al Plan o al Contrato, o su terminación no constituirá un cambio o impedimento a los términos y condiciones de su empleo.

Declaración de Política.
La Entrega de Opciones que la Compañía hace mediante el Plan, es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificarlo o suspenderlo en cualquier momento, sin asumir ninguna responsabilidad.

La Compañía, con oficinas registradas en One PPG Place, Pittsburgh, Pennsylvania 15222,U.S.A. es únicamente responsable de la administración del Plan. La participación en el Plan y la adquisición de Acciones no establece, en ninguna forma, una relación laboral entre usted y la Compañía, toda vez que usted está participando en el Plan en un plano meramente comercial y su único patrón es Administración de Comidas Rapidas S.A. de C.V., localizado en Delimex de Mexico, S.A. de C.V., located at Monte Pelvoux #220, Piso 6, Col. Lomas de Chapultepec, Delegacion Miquel Hidalgo C.P. 11000 Mexico, y tampoco establece ningún derecho entre usted y la Compañía, sus Subsidiarias o Afiliadas.
Reconocimiento del Documento del Plan.
Al aceptar esta Opción, usted reconoce que ha recibido copias de dicho Plan, ha revisado el Plan y el Contrato en su integridad y comprende y acepta plenamente todas las disposiciones del Plan y del Contrato.
Asimismo, al aceptar el Contrato, usted reconoce que ha leído y específica y expresamente aprueba los términos y condiciones en el Contrato, en el cual se establece y describe lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan, y su participación en él es ofrecido por la Compañía sobre una base plenamente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier Subsidiaria o Afiliada no son responsables por cualquier disminución en el valor de las Acciones implícitas en esta Opción.
Finalmente, por medio del presente usted declara que no se reserva ninguna acción o derecho a presentar cualquier reclamo en contra de la Compañía por cualquier compensación o daño como resultado de su participación en el Plan y por lo tanto otorga la liberación más amplia que en derecho proceda a la Compañía y cualquier Subsidiaria o Afiliada con respecto a cualquier reclamo que pueda surgir en torno al Plan.
NETHERLANDS
NOTIFICATIONS
Insider Trading Notification.
In the event that the Shares are publicly traded, quoted or listed on a recognized exchange or national securities market, you should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued to you at exercise of this Option. In particular, you may be prohibited from effectuating certain transactions involving Shares if you have inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Subsidiary or Affiliate in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, you may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when you have such inside information.
By accepting this Option and the underlying Shares, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein.
If you are uncertain whether the insider trading rules apply to you, you should consult your personal legal advisor.as practicablefollowing exercise.
RUSSIA
TERMS AND CONDITIONS
Acceptance of Option.
For options granted after January 1, 2011, you will be taxed at grant and at exercise of the Option. You will not receive a credit for tax paid at grant against tax payable at exercise, if any. In accepting the grant of the Option, you acknowledge that you agree to pay any and all applicable tax associated with the grant and exercise of the Option and with the sale of the Shares acquired under the Plan. If you wish to accept the Option, you must sign and return the Award Agreement within 90 days of the Grant Date; otherwise, your Option will be cancelled.
U.S. Transaction.
You understand that your acceptance of the Option results in a contract between you and the Company that is completed in the United States and that the Award Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. You are not permitted to sell the Shares directly to other Russian legal entities or individuals.
NOTIFICATIONS
Securities Law Information.
This Award Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia. In no event will Shares issued upon exercise of the Option be delivered to you in Russia; all Shares will be maintained on your behalf in the United States of America.
Exchange Control Information.
In order to perform a cash exercise of the Option, you must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if the Shares are publicly traded, quoted or listed on a recognized exchange or national securities market and you use a cashless method of exercise such that there is no remittance of funds out of Russia.
Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired under the Plan or receipt of dividends on the Shares, you must repatriate the sale proceeds or dividends to Russia. Such funds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.
You are encouraged to contact your personal advisor before remitting your sale proceeds or any dividends to Russia as exchange control requirements may change and significant penalties apply in the case of non-compliance with the exchange control requirements.
SINGAPORE
NOTIFICATIONS
Securities Law Information.
The grant of this Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that this Option is subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of Shares subject to the awards in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Requirement.
If you are a director, associate director or shadow director of the Company’s Singapore Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or Affiliate in writing when you receive an interest (e.g., Options, Shares) in the Company, a Subsidiary or Affiliate. In addition, you must notify the Singapore Subsidiary or Affiliate when you sell Shares (including when you sell Shares issued upon vesting and exercise of this Option). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate. In addition, a notification of your interests in the Company, Subsidiary or Affiliate must be made within two business days of becoming a director.
Insider Trading Notification.
In the event that the Shares are publicly traded, quoted or listed on a recognized exchange or national securities market, you should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of shares or rights to Shares under the Plan. Under the Singapore insider trading rules, you are prohibited from acquiring or selling Shares when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.
SWEDEN
There are no country-specific provisions.
UNITED KINGDOM
TERMS & CONDITIONS
Section 431 Election.
As a condition of participation in the Plan and the exercise of the Option, you agree that, jointly with your employer (or the Company or any Subsidiary or Affiliate, if applicable), you shall enter into the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “Restricted Securities” (as defined in Sections 423 and 424 of ITEPA 2003), and that you will not revoke such election at any time. This election will be to treat the Shares acquired pursuant to the exercise of the Option as if such Shares were not Restricted Securities (for U.K. tax purposes only). You must enter into the form of election attached to this Appendix I, concurrent with the execution of the Award Agreement.

Taxes.
The following provisions supplement the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I and applies if the Shares are considered readily convertible assets under U.K. law at the time of exercise:
You shall pay to the Company or its Subsidiaries or Affiliates the amount of income tax that such entity may be required to account to HM Revenue & Customs (“HMRC”) with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in the Award Agreement. If payment or withholding of the income tax is not made within ninety (90) days of the Taxable Event or such other period specified in Section 222(1)(c) of the ITEPA 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by you to the Company or its Subsidiaries or Affiliates, effective on the Due Date. You agree that the loan will bear interest at the HMRC official rate and will be immediately due and repayable by you, and the Company and/or its Subsidiaries or Affiliates may recover it at any time thereafter by any of the means set forth in the Award Agreement.
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director, as defined above, and income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or its Subsidiaries or Affiliates, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or its Subsidiaries or Affiliates, as applicable, may recover from you by any of the means set forth in the Award Agreement.
VENEZUELA
TERMS AND CONDITIONS
Exchange Control Restrictions.
Exchange control restrictions may limit the ability to remit funds out of Venezuela to exercise the Option or to remit funds into Venezuela following the sale of Shares acquired upon exercise of the Option under the Plan. The Company reserves the right to further restrict the exercise of the Option or to amend or cancel the Option at any time in order to comply with the applicable exchange control laws in Venezuela. However, ultimately, you are responsible for complying with exchange control laws in Venezuela and the Company will not be liable for any fines or penalties resulting from your failure to comply with applicable laws. You should consult your personal advisor prior to accepting the Option to ensure compliance with current regulations. You are solely responsible for ensuring compliance with all exchange control laws in Venezuela.

Investment Representation.
As a condition of the grant of the Option, you acknowledge and agree that any Shares you may acquire upon exercise of the Option are acquired as and intended to be an investment rather than for the resale of the Shares and conversion of the Shares into foreign currency.

NOTIFICATIONS

Securities Law Information.
The Option granted under the Plan and the Shares issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan government securities regulations.

United Kingdom - Section 431 Election Form
Joint Election under s431 ITEPA 2003 for full disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

1.	Between

the Employee                         «First» «Last»
whose National Insurance Number is
and
the Company (who is the Employee’s employer)     H.J. Heinz Foods UK Limited
of Company Registration Number 08322668

2.	Purpose of Election

This joint election is made pursuant to section 431(1) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and national insurance contribution (“NIC”) purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. Additional Income Tax will be payable (with PAYE and NICs where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.	Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities                    «Shares»
Description of securities                    Options in Common Stock
Name of issuer of securities                H.J. Heinz Holding Corporation
To be acquired by the Employee on or after the date of this Election under the terms of the H.J. Heinz Holding Corporation 2013 Omnibus Incentive Plan.

4.	Extent of Application

This election disapplies S.431(1) ITEPA: All restrictions attaching to the securities.

5.	Declaration

This election will become irrevocable upon the later of its signing or the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.

In signing this joint election, we agree to be bound by its terms as stated above.

……………………………………….. …./…./……….
Signature (Employee) Date

………………………………………. …./…../………
Signature (for and on behalf of the Company) Date

………………………….………………
Position in company

Note:    Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.

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